Exhibit 99.1

Investor Contact:	Steve Zenker
(239) 498-8066
stevezenker@wcicommunities.com

Media Contact:	Ken Plonski
(239) 498-8691
kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE

WCI Reports 23.0% Rise in First Quarter 2005 Earnings

Financial Highlights:

•	First quarter net income: $16.6 million — up 23.0%
•	First quarter diluted EPS: $0.35 — up 16.7%
•	First quarter revenues: $465.9 million — up 75.6%
•	First quarter new orders: $628.2 million — up 36.9%
•	First quarter-end backlog: $2.25 billion — up 89.1%

Bonita Springs, FL (May 2, 2005) - WCI Communities, Inc. (NYSE: WCI), a leading builder of traditional and tower residences in highly amenitized lifestyle communities, today reported results for the first quarter 2005. For the three months ended March 31, 2005, diluted earnings per share rose 16.7% to $0.35 from $0.30 for the same period a year ago and net income increased 23.0% to $16.6 million from $13.5 million. Revenues for the first quarter 2005 were $465.9 million compared with $265.3 million for the first quarter 2004, a 75.6% increase.

New orders for the quarter rose to 907 units or $628.2 million, up 12.1% in units and 36.9% in dollars from the orders recorded in the first quarter of 2004. The average sales price for orders during the period increased 22.2% to $693,000 compared with $567,000 for the first quarter 2004. The company’s backlog rose to $2.25 billion, up 89.1% from the $1.19 billion reported a year earlier.

“We experienced strong demand for our traditional and tower residences, as the healthy demand that began in 2004 continued during the first quarter of this year” said Jerry Starkey, President

WCI Reports First Quarter 2005 Earnings
May 2, 2005

and CEO of WCI Communities. “In fact, despite consistently raising our selling prices, demand continues to show strength. In an effort to effectively manage the profitability of our expanding backlog, we have limited releases in some of our traditional homebuilding communities. As of the end of the quarter, backlog represented almost twice our total homebuilding revenues for all of 2004. This provides us very good visibility of earnings for the balance of 2005 as we have the vast majority of our projected homebuilding revenue for the year already in our backlog.”

Traditional Homebuilding
First quarter 2005 revenues in the Traditional Homebuilding Division, including lot sales, were $187.0 million, up 138.5% from the $78.4 million posted in the first quarter of 2004. First quarter unit deliveries totaled 381 compared with 195 during the same period last year, aided by 49 deliveries from the company’s Northeast Division and 12 from its Mid-Atlantic Division, both of which were acquired subsequent to the first quarter of 2004. The average traditional home price at delivery was up 20.9% to $474,000 from $392,000 in the same period last year, reflecting a mix weighted towards more primary and luxury/second homes, which generally carry higher prices. Included in the closings were approximately 160 homes delayed from closing last year due to the hurricanes of 2004, which also carried higher sales prices. Gross margin, including lot sales, decreased to 15.9% of revenue from 21.2% in the same period a year ago and 18.1% in the fourth quarter of 2004.

Starkey added, “Factors influencing the lower traditional homebuilding margins on homes closed this quarter included increased material and labor costs for homes on Florida’s southeast coast that were impacted by permitting and hurricane delays, as well as purchase accounting impacts from the two corporate acquisitions. We expect the purchase accounting impacts to be much less as the year progresses, particularly on homes closed in the Northeast Division. We also expect the cost impacts of last year’s storms to diminish during the year. Finally, as we operate in a good pricing environment, we expect higher prices to favorably impact margins on homes sold during the year. For the entire year, we expect the traditional homebuilding margins in the 19% range and for 2006, margins should return to the low-to mid 20% area.”

WCI Reports First Quarter 2005 Earnings
May 2, 2005

New orders for the quarter rose 9.0% to 716, while the value of those orders rose 77.4% to $446.5 million, as strong sales growth over the past five quarters has allowed for steady price increases in most of WCI’s communities. Changes in the mix of homes placed under contract were also a significant factor in the rise in order value. In Florida, the average home order price rose to $605,000, a 58% increase over the first quarter of 2004. WCI’s Northeast Division contributed 69 orders valued at $39.8 million (average price of $577,000) while the company’s Mid-Atlantic Division recorded 29 orders with a value of $32.7 million (average price of $1,128,000). Overall, Traditional Homebuilding backlog ended the first quarter at a record $1.43 billion, up 133.7% over the first quarter 2004’s $611.7 million.

Tower Homebuilding
First quarter revenues in the Tower Homebuilding Division rose 53.9% to $213.5 million from $138.7 million in the first quarter of 2004. During the quarter, 17 towers were under construction and recognizing revenue compared with 11 in the same period a year ago. Gross margin as a percentage of revenue decreased to 26.8% from 28.5% in the same period last year. The quarter’s margins are consistent with company expectations of 25% to 30% for the year, as a greater diversity of products are represented in the tower mix versus a year ago. In addition, the lack of higher-margined finished inventory, due to the successful sell-through of those units in 2004, resulted in finished inventory sales and margin dollars representing a much smaller percentage of overall revenues and gross margin than a year ago.

New orders for the quarter jumped 25.7% to 191 units on the strength of orders from more moderately-priced towers that were initially released in 2004, which continued to enjoy strong demand. This increase in unit volume was achieved despite no new towers initially converting from reservation to contract during the quarter. The value of total orders for the quarter decreased 12.4% from a year ago to $181.6 million, which continued to reflect management’s strategy to grow the tower business by offering a broader mix of products, including buildings with average sales prices between $500,000 and $1 million. The average sales price for tower units sold in the first quarter 2005 was $951,000, compared with $1.4 million in the first quarter 2004. Tower backlog reached $820.7 million, a 41.4% increase over the $580.6 million backlog at the end of the first quarter of 2004.

WCI Reports First Quarter 2005 Earnings
May 2, 2005

Real Estate Services
First quarter 2005 revenues in the Real Estate Services Division totaled $37.9 million, up 31.6% from $28.8 million recorded for the first quarter of 2004. Strength in the real estate brokerage business accounted for much of the increase. First quarter gross margin as a percentage of revenue increased to 16.1% from 14.6% in the same period a year ago as overheads were leveraged over the higher level of revenue.

Other Items
Amenity operations experienced a loss of $230,000 for the first quarter. The conversion of equity membership deposits to sales at two communities increased revenues, although the application of the cost recovery accounting treatment added no margin from those sales. Operating deficits associated with new amenity facilities that began operations during 2004 also negatively impacted margins.

WCI did not close any land sales in the first quarter 2005, compared with land sales revenue of $3.0 million in the first quarter of 2004. During the quarter, we executed a contract for the sale of a portion of a large land parcel on the southeast coast of Florida. This contract is scheduled to close in the second quarter of 2005.

Other income for the first quarter totaled $2.9 million compared with $8.0 million for the same period a year ago. The company received its last distribution, totaling $1.8 million, from the sale of its interest in Bighorn Development LP during the quarter. In the prior year period, the company received $6.8 million from that entity.

The company booked insurance proceeds, net of hurricane clean-up costs expensed during the period, of $806,000. Additional insurance proceeds are expected to be received during the remainder of the year.

Selling, general, and administrative expenses including real estate taxes (SG&A) as a percentage of revenue for the first quarter 2005 declined to 11.5%, compared with 14.8% in the first quarter

WCI Reports First Quarter 2005 Earnings
May 2, 2005

of the previous year, as expenses were spread over greater revenue. For the full year, management expects SG&A expenses to total less than 9.5% of revenue.

Cash Flow/Financial Position/Balance Sheet
For the three months ended March 31, 2005, net cash used by operating activities, including the purchase and development of real estate inventories, totaled $168.3 million compared with cash used of $210.6 million in the same period a year ago. A total of $134.4 million was invested in the purchase of Renaissance Housing Corp. in February 2005.

Total liquidity, measured as the sum of cash plus available capacity under the revolving facility, totaled approximately $570.0 million at March 31, 2005. The maximum amount available to borrow under the company’s senior unsecured revolving credit facility was increased in January 2005 to $750.0 million. The facility matures in August 2008. The ratio of net debt to net capitalization of 59.8% reflects an increase due to the acquisition of Renaissance, which added approximately two-and-a-half percentage points to the ratio.

Financial Guidance
For 2005, the company currently projects revenue growth of 40% to 50%, up from prior projections of 30% to 40%, due mainly to the inclusion of its Mid-Atlantic Division that was acquired in February of 2005. As earnings from the acquisition are expected to be neutral to only slightly accretive due to the purchase accounting, earnings per share expectations for 2005 remain in a range from $3.10 to $3.50, depending upon the success of new towers marketed during the year, land sales planned for the year, and other factors.

Conference Call

WCI will conduct a conference call today at 2:00 PM EDT in conjunction with this release. The call will be broadcast live at http://www.wcicommunities.com in the Investor Relations area or can be accessed by telephone at (706) 679-5866 and asking for the WCI Communities conference call. A replay will be available after the call for a period of 36 hours by dialing (706) 645-9291 and entering conference code 5350599. The replay will also be available on the Company’s website. A slide presentation will accompany the call and can be accessed on the Company’s website in the Investor Relations section.

WCI Reports First Quarter 2005 Earnings
May 2, 2005

About WCI
WCI Communities, Inc., named America’s Best Builder in 2004 by the National Association of Home Builders and Builder Magazine, has been creating amenity-rich, master-planned lifestyle communities since 1946. Florida-based WCI caters to primary, retirement, and second-home buyers in Florida, New York, New Jersey, Connecticut, Maryland and Virginia. The company offers traditional and tower home choices with prices from the mid-$100,000s to more than $10 million and features a wide array of recreational amenities in its communities. In addition to homebuilding, WCI generates revenues from its Prudential Florida WCI Realty Division, its mortgage and title businesses, and its amenities, as well as through land sales and joint ventures. The company currently owns and controls developable land of over 17,000 acres.

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For more information about WCI and its residential communities visit
www.wcicommunities.com

Certain information included herein and in other company reports, Securities and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company’s anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, and ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI’s ability to compete in real estate markets where we conduct business; the availability and cost of land in desirable areas in its geographic markets and elsewhere and our ability to expand successfully into those areas; WCI’s ability to obtain necessary permits and approvals for the development of its lands; the availability of capital to WCI and our ability to effect growth strategies successfully; WCI’s ability to pay principal and interest on its current and future debts; WCI’s ability to maintain or increase historical revenues and profit margins; availability of labor and materials and material increases in labor and material costs; increases in interest rates and availability of mortgage financing; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and changes in general economic, real estate and business conditions. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company’s actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

WCI Reports First Quarter 2005 Earnings
May 2, 2005

WCI Communities, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$58,583	$101,973
Contracts receivable	954,761	758,406
Real estate inventories	1,694,220	1,477,966
Property and equipment	182,201	176,589
Other assets	381,232	417,458

Total assets	$3,270,997	$2,932,392

Liabilities and Shareholders’ Equity

Accounts payable, accruals and other liabilities	$934,793	$894,292

Debt obligations:
Senior unsecured credit facility	238,550	190,730
Mortgages and notes payable	179,682	150,238
Senior subordinated notes	878,186	678,321
Contingent convertible senior subordinated notes	125,000	125,000

Total debt obligations	1,421,418	1,144,289

Total shareholders’ equity	914,786	893,811

Total liabilities and shareholders’ equity	$3,270,997	$2,932,392

Other Balance Sheet Data
Debt	$1,421,418	$1,144,289
Shareholders’ equity	914,786	893,811

Capitalization	$2,336,204	$2,038,100

Ratio of debt to capitalization	60.8%	56.1%

Debt, net of cash and cash equivalents	$1,362,835	$1,042,316
Shareholders’ equity	914,786	893,811

Capitalization, net of cash and cash equivalents	$2,277,621	$1,936,127

Ratio of net debt to net capitalization	59.8%	53.8%

WCI Reports First Quarter 2005 Earnings
May 2, 2005

WCI Communities, Inc.
Selected Revenues and Earnings Information
(in thousands, except per share data)

	For the three months ended
	March 31,
	2005	2004
REVENUES

Homebuilding:
Traditional	$180,764	$76,387
Towers	213,524	138,665
Lots	6,258	2,047
Real estate services	37,920	28,771
Amenity membership and operations	25,673	15,077
Land sales	—	3,002
Other	1,725	1,364

Total revenues	465,864	265,313

GROSS MARGIN

Homebuilding:
Traditional	27,615	15,660
Towers	57,231	39,573
Lots	2,188	991
Real estate services	6,087	4,198
Amenity membership and operations	(230)	2,290
Land sales	(31)	1,661
Other	21	(117)

Total gross margin	92,881	64,256

OTHER INCOME AND EXPENSES
Equity in earnings from joint ventures	(1,134)	(946)
Other income	(2,922)	(8,018)
Hurricane recoveries, net of $1,194 in costs	(806)	—
Selling, general and administrative, including real estate taxes, net	53,591	39,335
Depreciation and amortization	3,677	3,221
Interest expense, net	14,153	8,390

Income before minority interests and income taxes	26,322	22,274
Minority interests	(780)	—
Income tax expense	10,523	8,726

Net income	$16,579	$13,548

EARNINGS PER SHARE
Basic	$0.37	$0.31
Diluted	$0.35	$0.30

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	44,853	43,715
Diluted	47,121	45,478

OPERATING DATA
Interest incurred, excluding warehouse credit facility	$23,014	$19,288
Interest included in cost of sales	$7,967	$5,044

WCI Reports First Quarter 2005 Earnings
May 2, 2005

WCI Communities, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	For the three months ended
	March 31,
	2005	2004
Cash flows from operating activities:
Net income	$16,579	$13,548
Increase in real estate inventories	(65,522)	(133,233)
Increase in contracts receivable	(196,355)	(81,662)
Increase in customer deposits	60,548	39,485
Decrease (increase) in restricted cash	37,222	(15,873)
Decrease in accounts payable and other liabilities	(49,227)	(57,011)
All other	28,450	24,191

Net cash used in operating activities	(168,305)	(210,555)

Cash flows from investing activities:
Net cash paid for acquisition	(134,400)	—
Other	(7,711)	(11,857)

Net cash used in investing activities	(142,111)	(11,857)

Cash flows from financing activities:
Net borrowings under debt obligations	267,264	180,601
All other	(238)	(181)

Net cash provided by financing activities	267,026	180,420

Net decrease in cash and cash equivalents	$(43,390)	$(41,992)

SUPPLEMENTAL INFORMATION
Reconciliation of cash flows from operating activities to EBITDA (1)
Net cash used in operating activities	$(168,305)	$(210,555)
Interest expense, net	14,153	8,390
Interest included in cost of sales	7,967	5,044
Income tax expense	10,523	8,726
Depreciation and amortization	3,677	3,221
Increase in real estate inventories	65,522	133,233
Increase in contracts receivable	196,355	81,662
Increase in customer deposits	(60,548)	(39,485)
(Decrease) increase in restricted cash	(37,222)	15,873
Decrease in accounts payable and other liabilities	49,227	57,011
All other	(28,450)	(24,191)

Total EBITDA	$52,899	$38,929

(1)
Earnings before interest, taxes, depreciation and amortization (EBITDA) is not a generally accepted accounting principle (GAAP) financial statement measurement. EBITDA should not be considered an alternative to cash flows from operations determined in accordance with GAAP as a measure of liquidity. The Company’s management believes that EBITDA is an indication of the Company’s ability to generate funds from operations that are available to pay principal and interest on debt obligations and to meet other cash needs. A reconciliation of cash from operating activities to EBITDA, the most directly comparable GAAP measure, is provided above.

WCI Reports First Quarter 2005 Earnings
May 2, 2005

WCI Communities, Inc.
Homebuilding Operational Data
(in thousands)

	For the three months ended
	March 31,
	2005	2004
Traditional Homebuilding
Average Selling Price Per Home Closed	$474	$392
Homes Closed (Units)	381	195
Net New Orders For Homes (Units)	716	657
Contract Values of New Orders	$446,523	$251,686
Average Selling Price Per New Order	$624	$383
Tower Homebuilding
Net New Orders (Units)	191	152
Contract Values of New Orders	$181,629	$207,258
Average Selling Price Per New Order	$951	$1,364
Combined Traditional and Tower Homebuilding
Net New Orders (Units)	907	809
Contract Values of New Orders	$628,152	$458,944
Average Selling Price Per New Order	$693	$567

	March 31,
	2005	2004
Traditional Homebuilding
Backlog (Units)	2,583	1,344
Backlog Contract Values	$1,427,328	$611,665
Active Selling Communities	29	13
Tower Homebuilding
Cumulative Contract Values	$1,781,458	$1,213,645
Less: Cumulative Revenues Recognized	(960,789)	(633,038)

Backlog Contract Values	$820,669	$580,607

Towers under construction during the period recognizing revenue	17	11
Aggregate Backlog Contract Values, Traditional and Tower Homebuilding	$2,247,997	$1,192,272